Exhibit 10.32

MUELLER WATER PRODUCTS, INC. SECOND AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This performance restricted stock unit award agreement (this “Agreement”), effective as of the date of the award set forth below (the “Date of Award”), evidences an agreement to award performance restricted stock units (“PRSUs”) by Mueller Water Products, Inc. (the “Company”) to the participant named below (the “Participant”), pursuant to the provisions of the Mueller Water Products, Inc. Second Amended and Restated 2006 Stock Incentive Plan (the “Plan”) subject to satisfaction of the performance criteria described in Exhibit A. The Participant has been selected to be eligible to earn an award of RSUs based upon the relative total shareholder return performance (“Market Units”).
If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
Subject to the previous paragraph, if the Market Units awarded hereunder are subject to another written Company-related severance plan or program, or any employment or similar written agreement between the Company and Participant (collectively, “Modifying Agreement”), the terms and conditions of the Modifying Agreement shall completely supersede and replace any conflicting or inconsistent terms of this Agreement.

Participant: Participant Name

Date of Award: Month Day, Year

Award Cycle: Month Day, Year - Month Day, Year.

The parties hereto agree as follows:

1.Performance Period and Criteria. The Performance Period and related performance criteria for the Market Units are described and defined in Exhibit A. The number of shares earned for the Performance Period will depend on the level of achievement relative to performance criteria. As soon as practical after the Performance Period ends, the Committee will determine whether, and to the extent, the performance criteria have been satisfied and the number of shares, if any, earned by the Participant for such period.

2.Employment with the Company. The Market Units awarded hereunder are granted on the condition that (a) the Participant accept this Agreement no later than ninety (90) days following the Date of Award, after which time this Agreement shall be void and of no further effect and (b) the Participant remains in Continuous Service from the Date of Award through (and including) the vesting date, as set forth in Section 3 (referred to herein as the “Period of Restriction”).

Exhibit 10.32
This Agreement does not confer any right to the Participant (or any other participant) to be awarded Market Units or other Awards in the future other than as specifically described in this Agreement.

3.Vesting.
a.Normal. Except as described in Sections 3(b) and (c), the Participant’s interest in the Market Units granted under this Agreement shall become transferable and nonforfeitable (“Vested”) on the last day of the Period of Restriction, provided the Participant continues to be employed in Continuous Service through the last day of the Period of Restriction. If the Participant ceases to be employed by the Company or any Subsidiary for any reason (except as provided in Sections 3(b) or (c)) before the last day of the Period of Restriction), all Market Units shall be forfeited, without any consideration or payment whatsoever to the Participant.

b.Death, Disability and Retirement. If, during the Performance Period, (i) a Participant terminates Continuous Service as a result of death, Disability or Retirement or (ii) the Company terminates the Participant on or after the date on which Participant first becomes Retirement eligible for any reason, other than for Cause, all Market Units shall be Vested on a pro rata basis based on the Participant’s service during the Performance Period. Except as described in Section 3(c), no Market Units shall be earned or Vested for any portion of the Market Units after the Participant’s Continuous Service terminates.

c.Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of the Company during the Period of Restriction and prior to the Participant’s termination of Continuous Service, the Period of Restriction imposed on any Market Units shall immediately lapse, and all Market Units shall become Vested, subject to applicable federal and state securities laws. The Market Units shall automatically Vest at target without proration.

d.No Fractional Market Units. If Vesting would result in the vesting of a fraction of a Market Unit, such fraction shall be rounded to a whole Market Unit in a manner acceptable to management or the independent third party administering the terms of the Plan for the Company.

4.Timing of Settlement

a.Normal. Except as described in Sections 4(b) and 4(c), shares of Common Stock attributable to Vested Market Units shall be delivered to the Participant, or his or her beneficiary in the event of the participant’s death, within ninety (90) days after the last day of the Award Cycle.

b.Death, Disability or Retirement. In the event that (i) a Participant terminates Continuous Service as a result of death, Disability or

Exhibit 10.32
Retirement or (ii) the Company terminates the Participant on or after the date on which the Participant first becomes Retirement eligible for any reason other than for Cause, shares of Common Stock attributable to Vested Market Units shall be delivered to the Participant, or his or her beneficiary in the event of the Participant’s death, within ninety (90) days after the last day of the Performance Period in which the Participant so terminates Continuous Service; provided such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.

c.Change of Control. Upon a Change in Control, the Participant’s then-outstanding Market Units shall immediately vest and all performance criteria shall be deemed satisfied as if target performance was achieved and shall be settled in cash within ninety (90) days following such Change in Control (except to the extent that settlement of such awards must be made pursuant to its original schedule in order to comply with Code Section 409A).

d.Specific Payment Date. The Committee shall determine on what date within the ninety (90) day payment period described above actual settlement shall be made.

5.Form of Payout. Except as specified in Section 4(c), Vested Market Units will be settled in the form of shares of common stock of the Company.

6.Voting Rights and Dividends. The Participant shall not have voting rights or receive dividends in connection with the Market Units; provided that, upon the shares associated with the Market Units are issued to the Participant in accordance with this Agreement, voting rights and dividends will apply at that time).

7.Termination of Continuous Service. In the event of the Participant’s termination of Continuous Service for any reason other than the Participant’s death, Disability or Retirement during the Period of Restriction (and except as otherwise provided in Section 3(b) and Section 3(c)), all Market Units held by the Participant at the time of his or her termination of Continuous Service and still subject to the Period of Restriction shall be forfeited by the Participant to the Company.

8.Restrictions on Transfer. Unless and until the Market Units are settled in shares of Company stock, Market Units granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Market Units is made, or if any attachment, execution, garnishment or lien shall be issued against or placed upon the Market Units, the Participant’s right to such Market Units shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

Exhibit 10.32
9.Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or corporate transaction such as any merger, consolidation, separation or otherwise, the number and class of Market Units subject to this Agreement shall be equitably adjusted by the Committee, as set forth in the Plan, to prevent dilution or enlargement of rights.

10.Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Secretary of the Company during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.

11.Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time. For purposes of this Agreement, “Termination of Employment” shall mean termination or cessation of the Participant’s employment with the Company and its Subsidiaries for any reason (or no reason), whether the termination of employment is instituted by the Participant or the Company or a Subsidiary, and whether the termination of employment is with or without cause.
12.Non-Competition. Participant agrees that, for a period of one (1) year following Participant’s Termination of Employment (the “Restricted Period”), Participant will not engage, directly or indirectly, whether on behalf of Participant or another person, entity, business or enterprise, in any activities which are the same as, or substantially similar to, activities Participant performed for or on behalf of the Company and which compete with the Business of the Company in the Territory (the “Competitive Services”). For purposes of this Agreement, “Business” means (a) the manufacturing, marketing, distribution, or sale of water and energy infrastructure technology, products, or services, including but not limited to products or services used in the transmission, distribution, and measurement of water; or (b) any similar activities conduct, authorized, offered, provided, or proposed to be conducted by the Company within two (2) prior to Participant’s Termination of Employment. In addition, for the purposes of this Agreement, “Territory” means the geographic area where Participant worked, represented the Company, or had Material Contact (as defined below) with the Company’s customers or potential customers during Participant’s employment with the Company or for which Participant had responsibilities on behalf of the Company during the two (2)-year period prior to Participant’s Termination of Employment.

Exhibit 10.32
The Participant acknowledges and agrees that:

(a) The Participant is familiar with the Business of the Company and its Subsidiaries and the commercial and competitive nature of the industry and recognizes that the value of the Company’s business would be injured if the Participant performed the Competitive Services for a person or entity that competes with the Business of the Company;
(b) This covenant not to compete is essential to the continued good will and profitability of the Company;

(c) In the course of employment with the Company or its Subsidiaries, the Participant will become familiar with the trade secrets and other Confidential Information (as defined below) of the Company and its Subsidiaries, affiliates, and other related entities, and that the Participant’s services will be of special, unique, and extraordinary value to the Company; and

(d) The Participant’s skills and abilities should enable him or her to seek and obtain similar employment in a business other than one which competes with the Business of the Company, and the Participant possesses other skills that will serve as the basis for employment opportunities that are not prohibited by this covenant not to compete. Following the Participant’s Termination of Employment with the Company, Participant expects to be able to earn a livelihood without violating the terms of this Agreement.

13.Nonsolicitation of Employees. During the term of the Participant’s employment with the Company or its Subsidiaries and the Restricted Period, the Participant shall not, either on Participant’s own behalf or for any person, entity, business or enterprise within the Territory: (a) solicit any employee of the Company or its Subsidiaries with whom the Participant had material contact during the two (2) years prior to Participant’s termination of employment to leave his or her employment with the Company or its Subsidiaries; or (b) induce or attempt to induce any such employee to breach any employment agreement with the Company.

14.Nonsolicitation of Customers. During the term of the Participant’s employment with the Company or its Subsidiaries and the Restricted Period, the Participant shall not directly or indirectly solicit or attempt to solicit any current customer of the Company or any of its Subsidiaries with which the Participant had Material Contact for the purpose of selling or providing any products or services competitive with the Company. For purposes of this Agreement, products or services shall be considered competitive with the Company if such products or services are of the type conducted, authorized, offered, or provided by the Company within two (2) years prior to Participant’s Termination of Employment. For purposes of this Section, “Material Contact” means contact between Participant and such individual (i) with whom or which Participant dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by Participant, (iii) about whom Participant obtained Confidential Information in the ordinary course of business as a result of Participant’s

Exhibit 10.32
association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in possible compensation, commissions or earnings for Participant within the two (2) years prior to the date of Participant’s Termination of Employment.

15.Developments. The Participant agrees that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by him or her during the period of his or her employment with the Company or its Subsidiaries, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or its Subsidiaries, which result from or are suggested by any work the Participant may do for the Company or its Subsidiaries, or which result from use of the Company’s or its Subsidiaries’ premises or the Company’s or its Subsidiaries’ or their customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company and its Subsidiaries. The Participant hereby assigns to the Company his or her entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request. This Section does not apply to any inventions that the Participant made prior to his or her employment by the Company or its Subsidiaries, or to any inventions that he or she develops entirely on his or her own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its Subsidiaries’ or their customers’ confidential information and which do not relate to the Company’s or its Subsidiaries’ businesses, anticipated research and Developments or the work he or she has performed for the Company or its Subsidiaries.

16.Non-Disparagement. The Participant agrees that neither during his or her employment nor following his or her Termination of Employment and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Territory, the Participant shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise make any statements that are inflammatory, detrimental, slanderous, or materially negative in any way to the interests of the Company or its Subsidiaries or other affiliated entities. Nothing in this Agreement, however, shall limit Participant’s ability to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”), (b) communicate with any Government Agencies or (c) otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company.

17.Confidentiality and Nondisclosure.

The Participant agrees that he or she will not, other than in performance of his or her duties for the Company or its Subsidiaries, disclose or divulge to Third Parties (as

Exhibit 10.32
defined below) or use or exploit for his or her own benefit or for the benefit of Third Parties any Confidential Information, including trade secrets. For the purposes of this Agreement, “Confidential Information” shall mean confidential and proprietary information, trade secrets, knowledge or data relating to the Company and its Subsidiaries and their businesses, including but not limited to information disclosed to the Participant, or known by the Participant as a consequence of or through employment with the Company or its Subsidiaries, where such information is not generally known in the trade or industry, and where such information refers or relates in any manner whatsoever to the business activities, processes, services, or products of the Company or its Subsidiaries; business and development plans (whether contemplated, initiated, or completed); mergers and acquisitions; pricing information; business contacts; sources of supply; customer information (including customer lists, customer preferences, and sales history); methods of operation; results of analysis; customer lists (including advertising contacts); business forecasts; financial data; costs; revenues; information maintained in electronic form (such as e-mails, computer files, or information on a cell phone, smart phone, or other personal data device); and similar information. Confidential Information shall not include any data or information in the public domain, other than as a result of a breach of this Agreement. The provisions of this paragraph shall apply to the Participant at any time during his or her employment with the Company or its Subsidiaries and for a period of two (2) years following his or her Termination of Employment or, if the Confidential Information is a trade secret, such longer period of time as may be permitted by controlling trade secret laws.

The Participant acknowledges and agrees that the Confidential Information is necessary for the Company’s ability to compete with its competitors. The Participant further acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that the Company or a Subsidiary may have available pursuant to the laws of the State of Delaware to prevent the disclosure of trade secrets or proprietary information, including but not limited to the Delaware Uniform Trade Secrets Act, 6 Del. Code Ann. §2001, et seq. The Participant agrees that this non-disclosure obligation may extend longer than two (2) years following his or her Termination of Employment as to any materials or information that constitutes a trade secret under the Delaware Uniform Trade Secrets Act.

Participant is hereby notified that under the Defend Trade Secrets Act of 2016: (a) no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Exhibit 10.32
For purposes of this Agreement, “Third Party” or “Third Parties” shall mean persons, sole proprietorships, firms, partnerships, limited liability partnerships, associations, corporations, limited liability companies, and all other business organizations and entities, excluding the Participant and the Company.

The Participant agrees to take all reasonable precautions to safeguard and prevent disclosure of Confidential Information to unauthorized persons or entities.

18.Intellectual Property. The Participant agrees that he or she has no right to use for the benefit of the Participant or anyone other than the Company or its Subsidiaries, any of the copyrights, trademarks, service marks, patents, and inventions of the Company or its Subsidiaries.

19.Injunctive Relief. The Participant and the Company recognize that breach of the provisions of this Agreement restricting the Participant’s activities would give rise to immediate and irreparable injury to the Company that is inadequately compensable in damages. In the event of a breach or threatened breach of the restrictions contained in this Agreement regarding noncompetition, nonsolicitation of employees, nonsolicitation of customers, Developments, non-disparagement, confidentiality and nondisclosure of Confidential Information, and intellectual property (collectively, the “Covenants”), the Participant agrees and consents that the Company shall be entitled to injunctive relief, both preliminary and permanent, without bond, in addition to reimbursement from the Participant for all reasonable attorneys’ fees and expenses incurred by the Company in enforcing these provisions, should the Company prevail. The Participant also agrees not raise the defense that the Company has an adequate remedy at law. In addition, the Company shall be entitled to any other legal or equitable remedies as may be available under law. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

20.Dispute Resolution; Agreement to Arbitrate.

(a) The Participant and the Company agree that final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement.

(b) This Section covers all claims and actions of whatever nature, both at law and in equity, including, but not limited to, any claim for breach of contract (including this Agreement), and includes claims against the Participant and claims against the Company and its Subsidiaries and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of the Company, to the extent such claims involve, in any way, this Agreement. This Section covers all judicial claims that could be brought by either party to this Agreement, but does not cover the filing of charges with government agencies that prohibit waiver of the right to file a charge.

Exhibit 10.32
(c) The arbitration proceeding will be administered by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, taking into account the need for speed and confidentiality. The Arbitrator shall be an attorney or judge with experience in contract litigation and selected pursuant to the applicable rules of the American Arbitration Association.

(d) The place and situs of arbitration shall be Wilmington, Delaware (or such other location as may be mutually agreed to by the parties). The Arbitrator may adopt the Commercial Arbitration Rules of the American Arbitration Association, but shall be entitled to deviate from such rules in the Arbitrator’s sole discretion in the interest of a speedy resolution of any dispute or as the Arbitrator shall deem just. The parties agree to facilitate the arbitration by (a) making available to each other and to the Arbitrator for inspection and review all documents, books and records as the Arbitrator shall determine to be relevant to the dispute, (b) making individuals under their control available to other parties and the Arbitrator and (c) observing strictly the time periods established by the Arbitrator for the submission of evidence and pleadings. The Arbitrator shall have the power to render declaratory judgments, as well as to award monetary claims, provided that the Arbitrator shall not have the power to act (i) outside the prescribed scope of this Agreement, or (ii) without providing an opportunity to each party to be represented before the Arbitrator.

(e) The Arbitrator’s award shall be in writing. The arbitrator shall allocate the costs and expenses of the proceedings between the parties and shall award interest as the Arbitrator deems appropriate. The arbitration judgment shall be final and binding on the parties. Judgment on the Arbitrator’s award may be entered in any court having jurisdiction.

(f) The Participant and the Company agree and understand that by executing this Agreement and agreeing to this Arbitration provision, they are giving up their rights to trial by jury for any dispute related to this Agreement.

21.Clawback.

a.In the event of a breach of this Agreement by the Participant or a material breach of Company policy (including and subject to the Company’s Clawback Policy as in effect from time to time) or laws or regulations that could result in a termination for cause (whether or not the Participant is terminated), then the Performance shares granted hereby shall be void and of no effect, unless the Committee determines otherwise.

b.In the event of financial impropriety by the Participant that results in a restatement of the financial statements of the Company for any applicable period (the “Applicable Period”), as determined by the Audit Committee or the Company’s independent registered public accounting firm; then, if the award granted hereby is made during the Applicable Period or within 90 days after the end of such Applicable Period, the number of Market Units granted hereunder shall be reduced by a fraction:

Exhibit 10.32
i.The numerator of which is the amount of operating income decline for the Applicable Period caused by such restatement or breach, and

ii.The denominator of which is the amount of operating income previously determined for the Applicable Period, or if the breach does not result in a decrease in the amount of operating income, the fraction shall be 50%.

If Market Units have already vested under this Agreement, then the reduction contemplated by this Section 21(b) shall be applied first to the remaining Market Units that have not vested, pro rata, and second to the vested shares and the Participant shall repay the Company by forfeiting to the Company a number of excess shares received that would have exceeded the amount granted hereby, to be taken from the most recent vesting of Market Units or, if such shares have been sold, the proceeds received from the sale of such shares that would otherwise have been forfeited.
a.In addition to the foregoing, if the Participant has realized any profits from the sale of other Company’s securities during the 12-month period prior to the discovery of breach or financial impropriety referred to above, the Participant shall reimburse the Company for those profits to the extent required by the Company’s Clawback Policy.

b.The Company shall have the right to offset future compensation – including at its sole discretion stock compensation – to recover any amounts that may be recovered by the Company hereunder.

22.Miscellaneous.

a.This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

b.The Committee may terminate, amend or modify the Plan and this Agreement under the terms of and as set forth in the Plan.

c.The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair

Exhibit 10.32
Market Value on the date the tax is to be determined, equal to the amount required to be withheld, subject to the restrictions imposed by applicable securities laws and Company policies regarding trading in its shares.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require him or her to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to him or her under this Agreement.

a.The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

b.This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

c.Except as provided in the third paragraph of this Agreement, this Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Market Units granted hereunder. Except as provided in the third paragraph of this Agreement, this Agreement and the Plan supersede any prior agreements, commitments or negotiations concerning the Market Units granted hereunder.

d.All rights and obligations of the Company under the Plan and this Agreement, shall inure to the benefit of and be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

e.To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

f.The Participant acknowledges and agrees that the Covenants and other provisions contained herein are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and Confidential Information of the Company. The Company and the Participant agree that the invalidity or unenforceability of any one or more of the Covenants, other provisions, or parts thereof of this Agreement shall not affect the validity or enforceability of the other Covenants, provisions, or parts thereof, all of which are inserted conditionally on their being valid in law, and in the event one or more Covenants, provisions, or parts thereof contained herein shall be invalid, this Agreement shall be construed as if such invalid Covenants, provisions, or parts thereof had not been inserted. The Participant and the Company agree that the Covenants

Exhibit 10.32
and other provisions contained in this Agreement are severable and divisible, that none of such Covenants or provisions depend on any other Covenant or provision for their enforceability, that each such Covenant and provision constitutes an enforceable obligation between the Company and the Participant, that each such Covenant and provision shall be construed as an agreement independent of any other Covenant or provision of this Agreement, and that the existence of any claim or cause of action by one party to this Agreement against another party to this Agreement, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any party to this Agreement of any such Covenant or provision.

g.If any of the provisions contained in this Agreement relating to the Covenants or other provisions contained herein, or any part thereof, are determined to be unenforceable because of the length of any period of time, the size of any area, the scope of activities or similar term contained therein, then such period of time, area, scope of activities or similar term shall be considered to be adjusted to a period of time, area, scope of activities or similar term which would cure such invalidity, and such Covenant or provision in its reduced form shall then be enforced to the maximum extent permitted by applicable law.

h.This Agreement is intended to satisfy the requirements of Section 409A of the Code and shall be construed accordingly. To the extent that any amount or benefit that constitutes nonqualified deferred compensation under Section 409A of the Code, and that is not exempt under Section 409A, is otherwise payable or distributable to him or her on account of separation from service (within the meaning of Section 409A of the Code) while he or she is a specified employee (within the meaning of Section 409A of the Code), such amount or benefit shall be settled or distributed on the later of time for payment described in Section 4 of this Agreement and that date which is six (6) months after the date of such separation from service.

i.The parties agree that the mutual promises and covenants contained in this Agreement constitute good and valuable consideration.

[Signature Page Follows]

Exhibit 10.32

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Mueller Water Products, Inc.

By:
J. Scott Hall
President and Chief Executive Officer

ATTEST:

Participant

Exhibit 10.32

EXHIBIT A
Market Units and Performance Period

The Participant has been awarded the number of performance restricted stock units (“Market Units”) identified in Table 1 below. Each Market Unit that vests will be settled in the Company’s common shares based upon relative total shareholder return performance over the identified Performance Period. The performance period for the Market Units shall be the Award Cycle, i.e. the three fiscal years of the Award Cycle (“Performance Period”).

Table 1 Market Unit Award

Performance Period	Number of Market Units Awarded	Total Maximum Number of Shares	Total Target Number of Shares	Total Threshold Number of Shares
Month Day, Year - Month Day, Year	x	2x	x	.5x

Performance Criteria

The Market Units shall be Vested at the end of the Performance Period; provided that the Participant remains in Continuous Service to the Company. Vested Market Units will be settled in company shares according to a formula based on the Share Payout Ratio Percentages as set forth below.

Table 2
Market Unit Performance Targets

Performance	rTSR Percentile Rank Goal	rTSR Quartile Rank Goal	Share Payout Ratio Percentage of Target Earned	Number of Shares Earned
Maximum	75th +	4th	200%
Target	50th	3rd	100%
Threshold	25th	2nd	50%
Below Threshold	< 25th	1st	0%

Relative Total Shareholder Return (“rTSR”) Percentile Rank

The Company’s rTSR will be compared to that of the companies that comprise the S&P 600 SmallCap Industrials Index, or such other index selected by the Committee if the S&P 600 SmallCap Industrials Index ceases to exist and is a three (3) year cumulative measurement.

The rTSR percentile rank is computed by computing the total shareholder return for the Performance Period of each company that was in the S&P 600 SmallCap Industrials Index at the beginning of the Performance Period (the “Peer Group”), provided that (i) if a company in the Peer Group declares bankruptcy at any time during the Performance Period, the company will remain in the peer group and be treated -100% at the end of the Performance Period when establishing the plan payout and (ii) if a company is acquired at any time during the Performance Period, the company shall be removed when establishing the plan payout. The rTSR Percentile Rank is the percentage of total shareholder returns of the Peer Group calculated that are lower than the total shareholder return for the Performance Period (e.g., if the total shareholder return is greater than 75% of the total shareholder returns of the members of the Peer Group, the rTSR Percentile Ranking is the 75th percentile or 4th quartile).

Exhibit 10.32

Total Shareholder Return (“TSR”) shall be calculated in the following manner:

TSR = (Change in Stock Price + Dividends Paid) / Beginning Stock Price

1. “Beginning Stock Price” shall mean the average of the closing prices for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;

2. “Ending Stock Price” shall mean the average of closing prices for each of the last twenty (20) trading days of the Performance Period;

3. “Change in Stock Price” shall equal the Ending Stock Price minus the Beginning Stock Price;

4. “Dividends Paid” shall mean the total of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;

5. In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits, spin-offs and similar transactions.

If the Company achieves an rTSR for the Performance Period at or above the Threshold Percentile Rank Goal specified in Table 2 herein, the Share Payout Ratio Percentage to be used to determine the number of shares earned shall be calculated as follows: (i) if the rTSR meets or exceeds the Threshold Percentile Rank Goal, but does not meet the Target Percentile Rank Goal specified in Table 2 herein, then the Share Payout Ratio Percentage for such Performance Period shall be interpolated on a straight-line basis between Threshold Share Payout Ratio specified in Table 2 herein and Target Share Payout Ratio specified in Table 2 herein and (ii) if the rTSR meets or exceeds the Target Percentile Rank Goal but does not meet the Maximum Percentile Rank Goal, then the Share Payout Ratio Percentage for such Performance Period shall be interpolated on a straight-line basis between the Target Share Payout Ratio and Maximum Share Payout Ratio specified in Table 2 herein. For the avoidance of doubt, 200% being the maximum Share Payout Ratio and if rTSR for the Performance Period is below Threshold Percentile Rank Goal, the Share Payout Ratio shall be zero (0) and no shares shall be issued for the Performance Period.